UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 2, 2026

Name of Registrant, State of Incorporation, Address of Principal Executive Offices, Telephone Number, Commission File Number, IRS Employer Identification Number

ALLIANT ENERGY CORPORATION
(a Wisconsin Corporation)
4902 N. Biltmore Lane
Madison, Wisconsin 53718
Telephone (608) 458-3311
Commission File Number - 1-9894
IRS Employer Identification Number - 39-1380265

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Alliant Energy Corporation, Common Stock, $0.01 Par Value, Trading Symbol LNT, Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On March 2, 2026, Alliant Energy Corporation (the “Company”) entered into a term loan credit agreement (the “Credit Agreement”) among the Company, U.S. Bank National Association, as Administrative Agent, and the several lenders party thereto. The Credit Agreement provides for a $400 million term loan facility. The Credit Agreement also provides for an incremental term loan facility of up to $100 million. No lender has any obligation to provide incremental term loans.
The Company may use borrowings under the credit facility for general corporate purposes including working capital, interim funding of capital expenditures and refinancing of other indebtedness. The credit facility matures on March 1, 2027.
The Credit Agreement contains various covenants, including a requirement that the Company maintains a debt-to-capital ratio of not greater than 65% on a consolidated basis. The debt component of the debt-to-capital ratio includes, among others, long- and short-term debt (excluding non-recourse debt of any subsidiary of the Company and hybrid securities to the extent the total book value of such hybrid securities does not exceed 15% of consolidated capital of the Company and operating lease obligations). The equity component of the debt-to-capital ratio excludes accumulated other comprehensive income (loss).
The Credit Agreement contains a covenant that prohibits placing liens on any of the property of the Company or its subsidiaries with certain exceptions. Exceptions include among others, liens to secure obligations of up to 10% of the consolidated tangible assets of the Company and its subsidiaries (valued at book value), liens imposed by government entities, materialmen’s and similar liens, judgment liens, liens to secure additional non-recourse debt not to exceed $100 million outstanding at any one time, and purchase money liens.
The Credit Agreement contains customary events of default, including a cross-default provision whereby the Company would be in default under the Credit Agreement if the Company or certain of its subsidiaries defaults on debt (other than nonrecourse debt) totaling $100 million or more. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations of the Company under the Credit Agreement immediately due and payable. In addition, if any order for relief is entered under bankruptcy laws with respect to the Company then any outstanding obligations of the Company under the Credit Agreement would be immediately due and payable.
The description of the Credit Agreement set forth above is not complete and is qualified in its entirety by reference to the Credit Agreement filed herewith as Exhibit 10.1, which is incorporated by reference herein.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of March 2, 2026, among Alliant Energy Corporation, U.S. Bank National Association and the lender parties set forth therein.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION

Date: March 2, 2026	By: /s/ Robert J. Durian
Robert J. Durian
Executive Vice President and Chief Financial Officer